Exhibit 99.2

THE NEWHALL LAND AND FARMING COMPANY 23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

Investor Contact:	Erik Higgins	Media Contact:	Marlee Lauffer
	(661) 255-4064		(661) 255-4247

FOR IMMEDIATE RELEASE

NEWHALL LAND REPORTS 2003 THIRD QUARTER RESULTS

Settlement Reached for Oil and Gas Litigation

Estimated 2003 Net Income Range Increased to $1.35 to $1.45 Per Unit

VALENCIA, California, October 22, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) today reported third quarter results for 2003 and its estimate for 2003 net income.  In addition, the Company announced it has reached a definitive settlement of its lawsuit, and the related cross actions, against Kerr-McGee Corporation, Kerr-McGee Oil & Gas Onshore, LLC, Kerr-McGee Oil & Gas Onshore, LP (collectively “Kerr-McGee”) and Medallion California Properties Company (“Medallion”).

FINANCIAL RESULTS

(In millions, except per unit)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$39.5	$58.2	$127.5	$162.2
Net Income	$2.8	$6.7	$15.9	$27.2
Per Unit Income – Diluted	$0.12	$0.27	$0.67	$1.11
# Units (in 000s) – Diluted	24,131	24,286	23,766	24,486

For the three months ended September 30, 2003, net income was $2.8 million, or $0.12 per partnership unit, compared with $6.7 million, or $0.27 per partnership unit reported for the third quarter of 2002.  Revenues for the 2003 third quarter totaled $39.5 million compared with $58.2 million for the same period in 2002.

The primary contributors to the 2003 third quarter results were the sales of 10 custom homesites in the Westridge golf course community, the sales of 12 acres of commercial and industrial land, revenues from the Company’s income-producing portfolio and revenues received from home builders under price and profit participation agreements.  Combined, these activities added $31.2 million to revenues and $15.3 million to net income in the third quarter of 2003.  Included in the 12 acres of commercial and industrial land was the sale of a 7.8-acre parcel for a 188-unit apartment complex.  Primary contributors to the 2002 third quarter results were the sales of 217 residential lots in the Westridge community, which contributed $34.8 million to revenues and $13.0 million to net income.   In the third quarter of 2003, the Company adopted Statement of Financial Accounting Standards Number 150 (SFAS No. 150), which requires the Company to present the minority interest in certain consolidated entities at fair market value.  Previously, these interests were presented at historical cost.  The estimated fair market value of the minority interest at September 30, 2003 exceeds the historical cost by $4.1 million, which has been reflected as a non-cash charge to income in the third quarter of 2003.

Gary Cusumano, President and Chief Executive Officer, said, “Our efforts remain focused on two primary goals for the Company to realize the tremendous value inherent in our landholdings.  First, we continue to concentrate on our core business of entitling land and preparing it for sale to provide at least a partial solution to the severe housing shortage we are experiencing in Los Angeles County.  At the same time, we are busy attending to the details of our announced plan of merger with the Lennar / LNR venture.  Maximum effort is being applied to gaining the necessary governmental approvals to complete the transaction in an  expeditious manner and a unitholder meeting to vote on the proposed merger has been set for November 6th.  We will continue to work diligently on each of these key goals for the Company to maximize the return to our unitholders.”

SETTLEMENT OF OIL AND GAS LITIGATION

As previously reported, the Company initiated litigation in early 2001 against a gas and oil-field operator to enforce contractual provisions requiring the operator to perform adequate remediation and restoration of the leased properties.  On May 20, 2003, the Los Angeles County Superior Court granted a stay of the case to allow the parties time to document the details of and execute a definitive settlement agreement.  A definitive settlement agreement was signed by all parties effective on October 17, 2003.  The key terms of the settlement address the level of property remediation and restoration to be performed by Kerr-McGee and Medallion, the timing of performance and the financial security provided to Newhall Land to assure completion of the remediation and restoration of the property. On October 17, 2003, Newhall Land received a cash payment of $8.875 million for partial reimbursement of its expenses incurred in pursuing the lawsuit. All pending legal actions will immediately be dismissed and restoration operations will commence in 2004.

OUTLOOK

As a result of the cash payment received under the terms of the settlement of the oil and gas litigation, adoption of SFAS No. 150 and projected results for the balance of the year, the Company expects net income for 2003 to range from $1.35 to $1.45 per unit.  This is an increase over the previously reported range for this year’s earnings of $1.15 to $1.25 per unit.  This reflects the forecasted sale of about 793 residential lots with an estimated combined sales price of approximately $67 million and up to 56 acres of commercial and industrial land with a combined expected sales value of $44 million for 2003.  The Company’s portfolio of income-producing properties is expected to contribute approximately $8 million to earnings in 2003, after deductions for administrative expenses and depreciation.  Net operating income from the income-producing portfolio, which is the industry-accepted performance measure for such assets, is expected to be approximately $20 to $21 million for 2003.  Net operating income represents earnings from the income portfolio before deductions for administrative expenses and depreciation, but after accounting for approximately $700,000 in projected start-up expenses for the Tournament Players Club at Valencia golf course in 2003.

STATUS OF AGREEMENT AND PLAN OF MERGER WITH LENNAR / LNR VENTURE

On July 21, 2003, the Company announced it had entered into the Agreement and Plan of Merger between Newhall Land and the Lennar Corporation and LNR Property Corporation joint venture.  On September 4, 2003, the Company announced the completion of due diligence by the Lennar / LNR venture.  The transaction remains subject to approval of Newhall Land’s unitholders, approval by the California Public Utilities Commission (CPUC) of the change of control of the Company’s wholly-owed subsidiary, Valencia Water Company, as well as customary closing conditions.  The Hart-Scott-Rodino Act waiting period has been terminated by the Department of Justice and the Federal Trade Commission.

The Proxy Statement for Special Meeting of Unitholders was mailed on or about September 25, 2003 to unitholders of record on September 22, 2003.  The Special Meeting of Unitholders will be held on November 6, 2003 at The Crowne Plaza Hotel – Los Angeles International Airport, 5985 West Century Boulevard, Los Angeles, California.  At the meeting, unitholders will be asked to approve the principal terms of a merger pursuant to the Agreement and Plan of Merger, dated July 21, 2003, by and among The Newhall Land and Farming Company, on the one hand, and Lennar Corporation, LNR Property Corporation, NWHL Investment LLC, and NWHL Acquisition, L.P., on the other hand.

The application for change of control of Valencia Water Company was filed with the CPUC on August 18, 2003.  Three protests requesting evidentiary and public hearings were received by the CPUC in connection with the application.  On October 3, 2003, the Administrative Law Judge and the Assigned Commissioner issued a ruling retaining the determination that hearings are not necessary.  Parties may file and serve briefs and proposed conditions not later than Wednesday, October 22, 2003.  Reply briefs may be filed and served no later than October 29, 2003.  Subsequent schedule and action is subject to the

Administrative Law Judge’s and CPUC’s discretion.  The transaction is expected to close by the middle of 2004.

SUMMARY OF OPERATING RESULTS

Residential land sales

(Dollars in millions)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2003			2002			2003			2002
Sales	#	Rev.	Inc.	#	Rev.	Inc.	#	Rev.	Inc.	#	Rev.	Inc
- Lots	10	$6.7	$4.1	217	$36.5	$13.5	783	$49.2	$21.9	949	$77.9	$27.4
- Prior Yr Sales/Other*		2.6	2.3		1.3	0.4		10.9	9.2		4.6	1.5
Admin**			.3			(1.6)			(2.3)			(2.5)
Total	10	$9.3	$6.7	217	$37.8	$12.3	783	$60.1	$28.8	949	$82.5	$26.4

*                 Includes recognition of revenues and income under percentage of completion accounting, and profit and price participation from residential land sales closed in prior years.

**          Includes administration, marketing and other miscellaneous expenses.

During the third quarter of 2003, 10 custom homesites were sold in the Westridge golf course community bringing the total number of Westridge custom homesites sold during the first nine months of 2003 to 24.  These custom lot sales, combined with the 759 residential lots sold in the Creekside community during the first quarter, contributed $49.2 million to revenues and $21.9 million to income under the percentage of completion method of accounting for the first nine months of 2003.

Valencia New Home Sales By All Builders*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Number of Sales	152	153	657	849
Number of Homes in Escrow*	512	406	512	406
Number of Active Projects**/Builders	9/8	6/4	9/8	6/4

 * Homes sold on lots previously purchased from the Company

** Ten or more homes remaining to be sold

New home sales in Valencia continue to be strong with nine active projects.  Merchant builders in Valencia sold 657 new homes during the first nine months of 2003 compared to 849 new homes for the same period last year.  At September 30, 2003, merchant builders had 512 homes in escrow, compared to 406 homes in escrow at the end of the 2002 third quarter.  For the first eight months of 2003, Valencia’s market share of new home sales in Los Angeles County and the Santa Clarita Valley was 11% and 29% respectively, representing increases from 9% and 24% during the same time period last year.

A preview event was held for the Creekside community on October 4, 2003.  Creekside will feature approximately 759 new homes with base prices starting in the high $200,000s.  Despite the fact that model homes will not be ready until November 2003, an estimated 5,000 people came out to obtain information on Valencia’s newest community.

Resale home prices in the Santa Clarita Valley and Valencia also continue to rise.  As of September 25, 2003, the median price for a single-family residence in the Santa Clarita Valley was $393,500, a 19.3% increase over the last 12-months.

Industrial and commercial sales

(Dollars in millions)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2003			2002			2003			2002
	Acre	Rev.	Inc.	Acre	Rev.	Inc.	Acre	Rev.	Inc.	Acre	Rev.	Inc
Industrial Land Sales	2.0	$1.0	$0.1	—	$—	$—	7.8	$3.8	$0.5	—	$—	$—
Commercial Land Sales	10.0	12.2	7.9	1.6	2.1	1.1	22.6	17.4	9.2	57.1	32.7	18.3
Prior Yr. Sales / Other*					1.2	.6		2.0	1.0		2.2	1.3
Admin**			(1.2)			(1.6)			(4.1)			(4.7)
Total	12.0	$13.2	$6.8	1.6	$3.3	$0.1	30.4	$23.2	$6.6	57.1	$34.9	$14.9

*	Includes recognition of revenues and income under percentage of completion accounting from commercial land sales closed in prior years.
**	Includes administration, marketing and other adjustments.

During the third quarter of 2003, 12 acres of commercial and industrial land were sold, which included a 7.8-acre parcel for a 188-unit apartment complex in the Bridgeport lake community.  In total, these sales contributed $13.2 million to revenues and $8.0 million in net income.  During the same period in 2002, 1.6 acres of commercial land were sold, contributing $1.2 million to revenues and $0.5 million to income.  No industrial land was sold during the third quarter of 2002.  While demand for industrial land in Valencia’s business parks remains at low levels, the industrial market is improving with a vacancy rate below 10% as of September 30, 2003 and trending downward.  At September 30, 2003, 61 acres of industrial and commercial land were in escrow for closings starting later this year.  Newhall Land has approximately 363 acres of entitled industrial land and 121 acres of entitled commercial land remaining in Valencia.

Community Development

Community development expenses, which include Valencia and Newhall Ranch, for the quarter ended September 30, 2003 were $3.6 million compared to $5.9 million for the same period in 2002.  The reduction in community development expenses for the current quarter was due primarily to the reduction in legal expenses related to the oil and gas litigation which was settled on October 17, 2003.

A hearing before Judge Roger Randall took place on October 14, 2003 in Bakersfield, California.  The hearing was held to determine the sufficiency of the environmental documents for the Newhall Ranch Specific Plan, which were approved by the Los Angeles County Board of Supervisors on May 27, 2003.  Prior to the hearing, Ventura County withdrew from the lawsuit, citing their issues had been adequately resolved.  The judge will issue his decision within the next 90 days.  In the meantime, the Company is working on subdivision maps in several different villages and beginning to process permit applications and environmental documents.  Initial development is expected to begin in 2006.

Commercial Operations – Income-producing properties

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Operating Income(1),(2)	$4.8	$5.6	$15.1	$16.7
Admin/Depreciation	(3.1)	(2.5)	(8.7)	(7.4)
Total Contribution to Income	$1.7	$3.1	$6.4	$9.3

(1)          Includes NorthPark Village Square and River Oaks shopping centers, Valencia Town Center regional mall and entertainment center, retail along Town Center Drive, Hyatt Valencia and Valencia Hilton hotels, TPC at Valencia golf course, restaurants, leases, etc.

(2)          Before administrative expenses and depreciation.  Net operating income is the industry-accepted performance measure for income-producing properties.  Maintenance costs are expensed as incurred.

Occupancy Rates(1):

	At September 30,
	2003	2002
Valencia Town Center Mall(2)	91%	80%
Entertainment Center(3)	94%	97%
Valencia Town Center Master Lease(4)	83%	94%
NorthPark/River Oaks Shopping Centers	100%	99%
Hotels	77%	76%

(1)          Includes signed lease space and leases to short-term tenants.

(2)          Includes approximately 329,929 sq. ft. of leasable retail space in the mall and along Town Center Drive, and 8,431 sq. ft. of office space.

(3)          Includes 128,745 sq. ft. of leasable space.

(4)          Includes 51,019 sq. ft. of retail space from a 12-1/2 year lease-back agreement that was part of the sale of four office buildings along Town Center Drive that closed escrow in early December 2000.

For the three-month period ending September 30, 2003, net operating income (before administrative expenses and depreciation) and contribution to income for the Company’s income portfolio were $4.8 million and $1.7 million, respectively, compared with $5.6 million and $3.1 million, respectively, during the same period in 2002.  The decline in net operating income in the third quarter of 2003 is primarily attributable to increased operating expenses at the Valencia Town Center and both hotel properties as well as a $200,000 net operating loss at the Tournament Players Club at Valencia championship golf course, which opened on June 26, 2003.

Commercial Operations - Valencia Water Company

Valencia Water Company revenues for the three months ended September 30, 2003, were $4.7 million compared to $4.4 million in the comparable 2002 period.  Net income for the 2003 third quarter was $1.0 million, which is comparable to the results for the 2002 third quarter.  Results for the current year reflect the slight increase to Valencia Water Company’s authorized revenues, approved by the California Public Utilities Commission, which became effective in May 2003.

General and Administrative Expense

General and administrative expense for the three months ended September 30, 2003 were $5.3 million compared to $3.0 million in the third quarter of 2002.  For the nine months ended September 30, 2003 these expenses totaled $12.3 million compared to $9.3 million for the comparable 2002 period.  The increase in general and administrative expense in 2003 is primarily due to separation pay and related changes associated with the Company’s streamlining its operations in the first quarter of 2003 and expenses related to the proposed Lennar / LNR transaction.

Valencia Land Inventory Status

In Net Acres*

(As of 9/30/03)

	Unentitled	Entitled Unimproved**	Entitled Improved	Total
Commercial	30	106	15	151
Apartment	30	20	—	50
Industrial	—	302	61	363
Magic Mtn. Planning Area	403	44	4	451
Residential	199	254	34	487
- Number of lots***	627	1,759	62	2,448
Total Net Acres*	662	726	114	1,502

*                                                                                         Residential number of lots not included in totals.

**                                  Number of lots includes 1,759 units for West Creek, which has been delayed due to continued legal proceedings.

***                           The number of residential lots and the net commercial/industrial acres may vary from the time they are entitled until the time they are marketed and sold due to market factors, merchant builder requirements and other conditions.

Valencia Land Under Development Costs*

(In $000)

	September 30, 2003	December 31, 2002
Residential development	$32,804	$27,706
Industrial and commercial land development	5,733	19,722

*Represents historical cost of residential, industrial and commercial land development, including land.

Newhall Land is a premier community planner.  Its primary activities are planning the communities of Valencia and Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 34,000 acres, 30 miles north of downtown Los Angeles.

OPERATING RESULTS ATTACHED

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  In particular, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise affect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

23.16

The Newhall Land and Farming Company	Consolidated Statements of Income
(in thousands, except per unit)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues

Real estate

Residential land sales	$9,344	$37,761	$60,101	$82,536
Industrial and commercial sales	13,241	3,331	23,247	34,894
Commercial operations
Income-producing properties	10,940	9,700	30,314	29,171
Valencia Water Company	4,736	4,427	10,681	10,706
	38,261	55,219	124,343	157,307
Agriculture operations	1,244	2,971	3,154	4,902

Total revenues	$39,505	$58,190	$127,497	$162,209

Contribution to income

Real estate

Residential land sales	$6,722	$12,338	$28,794	$26,403
Industrial and commercial sales	6,841	121	6,637	14,857
Community development	(3,581)	(5,933)	(10,040)	(13,652)
Commercial operations
Income-producing properties	1,715	3,121	6,449	9,300
Valencia Water Company	1,048	981	1,681	2,157
	12,746	10,628	33,521	39,065
Agriculture operations	399	(296)	993	(29)
General and administrative expense	(5,262)	(2,980)	(12,299)	(9,329)
Operating income	7,882	7,352	22,215	29,707
Interest and other, net	(948)	(685)	(2,157)	(2,542)
Income before cumulative effect of change in accounting principle	6,934	6,667	20,058	27,165
Cumulative effect of change in accounting principle	(4,119)	—	(4,119)	—

Net income	$2,815	$6,667	$15,939	$27,165

Net income per unit
Income before cumulative effect of change in accounting principle	$0.29	$0.28	$0.86	$1.13
Cumulative effect of change in accounting principle	(0.17)	—	(0.18)	—
Net income	$0.12	$0.28	$0.68	$1.13

Net income per unit - diluted
Income before cumulative effect of change in accounting principle - diluted	$0.29	$0.27	$0.84	$1.11
Cumulative effect of change in accounting principle - diluted	(0.17)	—	(0.17)	—
Net income - diluted	$0.12	$0.27	$0.67	$1.11

Weighted average number of units used in computing per unit amounts:
Net income per unit	23,600	24,013	23,388	24,100
Net income per unit - diluted	24,131	24,286	23,766	24,486

Cash distributions per unit
Regular	$0.10	$0.10	$0.30	$0.30
Special	—	—	—	0.13

The Newhall Land and Farming Company	Consolidated Balance Sheets
(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS

Cash and cash equivalents	$68,793	$25,403

Accounts and notes receivable	8,356	6,131

Land under development	38,537	47,428

Land held for future development	19,053	19,154

Income-producing properties, net	170,550	159,971

Property and equipment, net	78,503	76,449

Investment in joint venture	1,366	1,199

Other assets and deferred charges	28,648	23,890

	$413,806	$359,625

LIABILITIES AND PARTNERS’ CAPITAL

Accounts payable	$42,642	$35,948

Accrued expenses	57,830	43,119

Deferred revenues	29,818	22,696

Mortgage and other debt	65,118	60,037

Advances and contributions from developers for utility construction	40,131	38,490

Other liabilities	24,417	23,639

Minority interest in consolidated entity	4,119	—

Total liabilities	264,075	223,929

Partners’ capital

23,913 units outstanding, excluding 12,859 units in treasury (cost-$325,157), at September 30, 2003 and 23,518 units outstanding, excluding 13,254 units in treasury (cost-$330,358), at December 31, 2002	151,009	136,974

Accumulated other comprehensive income	(1,278)	(1,278)
	149,731	135,696

	$413,806	$359,625

The Newhall Land and Farming Company	Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$15,939	$27,165

Adjustments to reconcile net income to net cash used in operating activities:

Cumulative effect of change in accounting principle	4,119	—
Depreciation and amortization	9,763	8,561
Increase in land development inventories	(31,830)	(68,412)
Cost of sales and other inventory changes	40,823	70,739
(Increase) decrease in accounts and notes receivable	(2,225)	3,106
Increase in accounts payable and accrued expenses	21,405	10,466
Increase in deferred revenues	7,122	20,519
Cost of property sold	1,537	127
Other, net	(4,051)	673

Net cash provided by operating activities	62,602	72,944

CASH FLOWS FROM INVESTING ACTIVITIES

Development of income-producing properties	(19,015)	(11,968)
Purchase of property and equipment	(4,906)	(6,802)
Investment in joint venture	(167)	(509)

Net cash used in investing activities	(24,088)	(19,279)

CASH FLOWS FROM FINANCING ACTIVITIES

Distributions paid	(7,048)	(10,398)
Increase in lines of credit/VTC revolver	—	(23,700)
Increase (decrease) in mortgage and other debt	5,081	(2,930)
Increase in advances and contributions from developers for utility construction	1,641	4,185
Purchase of partnership units	(8,787)	(14,959)
Issuance of partnership units	13,988	2,406

Net cash provided by (used in) financing activities	4,875	(45,396)

Net increase in cash and cash equivalents	43,390	8,269

Cash and cash equivalents, beginning of period	25,403	3,050

Cash and cash equivalents, end of period	$68,793	$11,319